UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. 3)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BioSig Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

This Amendment No. 3 (this “Amendment”) amends the earlier filed Amendment No. 2 to the definitive proxy statement of BioSig Technologies, Inc. (the “Company”), originally filed with the U.S. Securities and Exchange Commission (“SEC”) on August 4, 2025 (the “2025 Proxy Statement”), as further amended on August 15, 2025, and September 2, 2025. The 2025 Proxy Statement was filed in connection with the Company’s 2025 Special Meeting of Stockholders to be held on Friday, September 5, 2025, including any adjournment or postponement thereof (the “Special Meeting”).

This Amendment clarifies that the Acquisition Proposal (Proposal No. 1) shall not be withdrawn, but rather, that the Special Meeting may be adjourned and then reconvened solely with respect to the Proposal No. 1 to allow time for Nasdaq approval. This Amendment should be read in conjunction with the Proxy Statement and, except as described in this Amendment, this Amendment does not modify, amend, supplement or otherwise affect the Proxy Statement.

Proposal No. 1 (the “Acquisition Proposal”)

The Board of Directors has determined that Proposal No. 1, which seeks stockholder approval for the issuance of approximately 109,070,079 shares of the Company’s common stock, subject to certain adjustments, and one share of the Company’s Super Voting Preferred Stock pursuant to the Share Purchase Agreement, as amended, by and among the Company, certain subsidiaries of the Company named therein, and Streamex Exchange Corporation (“Streamex”), in connection with the Company’s consummated acquisition of Streamex. Amendment No.1 shall not be withdrawn from stockholder consideration. Instead, the Special Meeting will be adjourned solely with respect to Proposal No. 1 which will be considered and voted upon when the meeting reconvenes at a date, time, and place to be announced by the Company at a later date. Any information in the Proxy Statement regarding Proposal No. 1 should be read in light of this amendment.

Effect on Voting

All proposals included in the Proxy Statement, other than Proposal No. 1, will be presented and voted upon at the Special Meeting as scheduled. Proposal No. 1 will not be acted upon at the Special Meeting and will instead be adjourned to a later date, to be announced by the Company. The proxy cards and voting instruction cards previously distributed remain valid for all proposals, and stockholders do not need to submit new proxy cards or voting instructions at this time.

None of the other agenda items presented in the Proxy Statement are affected by this Amendment, and proxy cards, voting instruction cards or Internet or telephone votes submitted before the Special Meeting will be voted with respect to all other matters properly brought before the Special Meeting as instructed on the proxy card, voting instruction card or by the Internet or telephone vote submission.

If you have already submitted your proxy card or voting instruction card or otherwise voted your shares, you do not need to take any action unless you wish to change or revoke your vote.

If you have not yet voted your shares, we encourage you to do so as soon as possible with respect to the proposals that will be presented at the Special Meeting. Proposal No. 1 will not be acted upon at the Special Meeting and will instead be adjourned to a later date to be announced by the Company. Information on how to vote your shares, or change or revoke a prior vote, is available in the Proxy Statement. The proxy holders identified on the proxy card will vote your shares as indicated on the proxy card or in accordance with Internet or telephone instructions, and any votes submitted with respect to Proposal No. 1 will be carried forward to the adjourned meeting when Proposal No. 1 is considered.

* * * *

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON SEPTEMBER 5, 2025

The Notice of Special Meeting, Proxy Statement, Form of Proxy Card and this Amendment are available free of charge on www.proxyvote.com